Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

IDT CORPORATION

And

CTM MEDIA HOLDINGS, INC.

Dated as of September 14, 2009

          This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of September 14, 2009, by and between IDT Corporation, a Delaware corporation (“IDT”), and CTM Media Holdings, Inc., a Delaware corporation (“CTM”; and together with IDT, the “Parties”, and each individually, a “Party”).

RECITALS

WHEREAS, on or prior to the Distribution Date and effective as of the Effective Time, all of the outstanding stock of (i) CTM Media Group, Inc., a New York corporation (“CTM Media”), (ii) Beltway Acquisition Corporation d/b/a WMET, a Delaware corporation (“Beltway”), (iii) IDT Local Media, Inc., a Delaware corporation (“Local Media”) and (iv) IDT Internet Mobile Group, Inc., a Delaware corporation, which holds all of IDT’s interests in IDW (“IIMG”; and together with CTM, Beltway and Local Media,  the “Transferred Subsidiaries”) will be contributed by IDT to CTM.

WHEREAS, the Board of Directors of IDT has determined that it is in the best interests of IDT and its stockholders to (a) effect a split (the “Stock Split”) of the then outstanding shares of CTM Common Stock into the number and class of shares necessary to effect the Distribution, and (b) thereafter make a distribution (the “Distribution”) to the holders of IDT Common Stock of all of the outstanding shares of CTM Common Stock at the rate of (i) one (1) share of CTM Class A common stock for every three (3) shares of IDT common stock, (ii) one (1) share of CTM Class B common stock for every three (3) shares of IDT Class B common stock, and (iii) one (1) share of CTM Class C common stock for every three (3) shares of IDT Class A common stock, each outstanding as of the Record Date; and

WHEREAS, the Parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following the Distribution.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meaning:

“Action” means any claim, suit, arbitration, inquiry, proceeding, or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Amended Financial Report” is defined in Section 4.05(b).

“Ancillary Agreements” means all of the written agreements, instruments, understandings, assignments and other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, but not limited to, the Tax Separation Agreement and Master Services Agreement.

“Assets” means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

“Audited Party” is defined in Section 4.05(a)(ii).

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control/severance, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“Beltway” is defined in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means all business or operational information concerning a Party and/or its subsidiaries (the disclosing party) (including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi) Software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by the disclosing party to the other Party or its subsidiaries (the receiving party), in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such information can be shown to have been (i) in the public domain through no action of the receiving party, (ii) lawfully acquired from other sources by the receiving party  or (iii) independently developed by the receiving party; provided, however, in the case of clause (ii) that, to the receiving party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“CTM” is defined in the Preamble to this Agreement.

“CTM Accounts” is defined in Section 4.01(a).

“CTM Action” means any current or future Action relating primarily to the CTM Business in which one or more members of the IDT Group is a defendant or the party against whom a claim or investigation is directed, but excluding any Joint Action.

“CTM Articles” means the certificate of incorporation of CTM in the form filed as an exhibit to the Form 10 at the time it becomes effective.

“CTM Business” means the business comprised of the CTM Media, IDW, Local Media and WMET businesses and other entities included in the CTM Group.

“CTM Business Balance Sheet” means the consolidated balance sheet of CTM as of April 30, 2009, as set forth in the Information Statement.

“CTM Bylaws” means the bylaws of CTM in the form filed as an exhibit to the Form 10 at the time it becomes effective.

“CTM Common Stock” means the outstanding shares of (i) Class A common stock, $0.01 par value per share, (ii) Class B common stock, $0.01 par value per share, and (iii) Class C common stock, $0.01 par value per share, of CTM.

“CTM Group” means CTM and its subsidiaries, affiliates, joint ventures and partnerships, excluding any member of the IDT Group.

“CTM Group Employee” means an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, after the Effective Time, is employed by or will be employed by any member of the CTM Group.

“CTM Indemnitee” is defined in Section 6.02.

“CTM Liabilities” means:

(i)           the Liabilities listed or described on Schedule 1.01(c) and any and all Liabilities that are expressly contemplated by this Agreement, the Tax Separation Agreement or any other Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the CTM Group;

(ii)           any and all Liabilities of IDT, CTM, or any of their respective Affiliates, primarily relating to, arising out of or resulting from the operation or conduct of the CTM Business or any other business, or the ownership or use of the Assets of the CTM Group, as conducted at any time on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of IDT, CTM, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority));

(iii)           except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the CTM Business Balance Sheet;

(iv)           any and all Liabilities to the extent relating to, arising out of or resulting from any termination, sale, discontinuance or divesture of any entity, business, real property, or Asset formerly and primarily owned or managed by, or associated with any member of the CTM Group or the CTM Business which occurs after the Effective Time, or arising out of such entity, business, real property, or Asset.

(v)           any and all Liabilities, including those Liabilities listed on Schedule 1.01(d), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the CTM Group (whether incurred prior to, on or after the Effective Time);

(vi)           any and all Liabilities which IDT becomes liable for, or may incur or be compelled to pay by reason of any actions, whether of omission or commission, that may be committed by CTM or any of its directors, officers, agents, or affiliates in connection with CTM’s use of the Mark or any products and services developed, created, published, distributed, sold, licensed, or advertised by CTM, irrespective of whether any prior approvals shall have been given by IDT with respect thereto; and

(vii)           any and all Liabilities relating to, resulting from, or arising out of any Action that is primarily related to the operation of the CTM Business following the Effective Time, including any CTM Action.

Notwithstanding the foregoing, the CTM Liabilities shall in any event not include:

(A)           any Liabilities that (i) are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the IDT Group or (ii) are set forth on Schedule 1.01(a) (collectively, the “Retained Liabilities”); and

(B)           any Liabilities related or attributable to, or arising in connection with, Taxes or Tax returns relating to periods prior to the Effective Time.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A CTM LIABILITY SOLELY AS A RESULT OF CTM OR ANY OTHER MEMBER OF THE CTM GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

“CTM Media” is defined in the recitals to this Agreement.

“CTM Stock Plan” means the CTM Media Holdings, Inc. 2009 Stock Option and Incentive Plan.

“CTM 401(k) Plan” is defined in Section 7.02(a).

“Disputes” is defined in Section 11.15(a).

“Distribution” is defined in the recitals to this Agreement.

“Distribution Agent” means American Stock Transfer & Trust Company, in its capacity as agent for IDT in connection with the Distribution.

“Distribution Date” means the date upon which the Distribution shall be effective, as determined by the Board of Directors of IDT, or such committee of such Board of Directors as shall be designated by the Board of Directors of IDT.

“Effective Time” means 11:59 p.m., New York City time, on the Distribution Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of G-d, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

“Form 10” means the registration statement on Form 10 filed by CTM with the Commission to effect the registration of the CTM Class A common stock and CTM Class B common stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.

“Group” means the IDT Group or the CTM Group, as the context so requires.

“IDT” is defined in the Preamble to this Agreement.

“IDT Accounts” is defined in Section 4.01(a).

“IDT Business” means the business now or formerly conducted by IDT and its present and former subsidiaries, joint ventures and partnerships, other than the CTM Business.

“IDT Common Stock” means the outstanding shares of (i) common stock, $0.01 par value per share, (ii) Class A common stock, $0.01 par value per share, and (iii) Class B common stock, $0.01 par value per share, of IDT.

“IDT Group” means IDT and its subsidiaries, affiliates, joint ventures and partnerships, excluding any member of the CTM Group.

“IDT Group Employee” means an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, after the Effective Time, is employed by or will be employed by any member of the IDT Group.

“IDT Indemnitees” is defined in Section 6.01.

“IDT Liabilities” means, other than those Liabilities which are designated as CTM Liabilities hereunder, (i) Liabilities of any member of the IDT Group under this Agreement, the Tax Separation Agreement or any Ancillary Agreement or otherwise and (ii) any Liabilities of any member of the CTM Group arising, or related to the period, prior to the Effective Time.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE AN IDT LIABILITY SOLELY AS A RESULT OF IDT OR ANY OTHER MEMBER OF THE IDT GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

“IDT Welfare Plans” means the health and welfare plans maintained by the IDT Group set forth on Schedule 7.03.

“IDW” means Idea and Design Works, LLC d/b/a IDW Publishing, a California limited liability company and subsidiary of IIMG.

“Indebtedness” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or becomes liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

“IIMG” is defined in the recitals to this Agreement.

“Indemnifiable Loss” means any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any and all Actions or threatened Actions.

“Indemnified Party” is defined in Section 6.06.

“Indemnifying Party” is defined in Section 6.06.

“Indemnity Payment” is defined in Section 6.05(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Information Statement” means the information statement required by the Commission to be sent to each holder of IDT Common Stock in connection with the Distribution, and prepared in accordance with the Exchange Act.

“Insurance Proceeds” means those monies (i) received by an insured from an unaffiliated third-party insurer under any Third Party Policy, or (ii) paid by such third-party insurer on behalf of an insured under any Third Party Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, self-insured retentions, or cost of reserve paid or held by or for the benefit of such insured.

“Intercompany Accounts” means any receivable, payable or loan between any member of the IDT Group, on the one hand, and any member of the CTM Group, on the other hand, that exists prior to the Effective Time and is reflected in the Records of the relevant members of the IDT Group and the CTM Group, except for any such receivable, payable or loan that arise pursuant to this Agreement or any Ancillary Agreement.

“Joint Action” means any current or future Action with respect to which it is unclear at the onset of such Action whether Liabilities will arise primarily in connection with the CTM Business or the IDT Business, including any of the Actions listed on Schedule 5.01(e).

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any Ancillary Agreement, any law, rule, regulation, action, order or consent decree of any Governmental Entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“License” is defined in Section 4.04(d).

“Mark” is defined in Section 4.04(d).

“Master Services Agreement” means the Master Services Agreement, dated as of the date hereof, entered into by and between IDT and CTM, substantially in the form of Exhibit A hereto.

“Materials” is defined in Section 4.04(d)(iv).

“Other Party’s Auditors” is defined in Section 4.05(a)(ii).

“Other Party Marks” is defined in Section 4.04(a).

“Party” is defined in the Preamble to this Agreement.

“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Policies” means insurance policies and insurance agreements or arrangements of any kind (other than life and benefits policies, agreements or arrangements), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Record Date” means the date designated by or under the authority of IDT’s Board of Directors as the record date for determining the stockholders of IDT entitled to receive the Distribution.

“Record Holder” means the Party or its agent in possession or control of the Shared Record for storage or archival purposes. Each Party shall be deemed to be the Record Holder for any Shared Record that is possessed or controlled by a member of such Party’s respective Group.

“Records” means any Information, agreements, documents, books, records or files.

“Retained Liabilities” is defined in this Section 1.01 as set forth in the definition of “CTM Liabilities.”

“Shared Record(s)” means those Records set forth on Schedule 10.02, as amended from time to time by written agreement of the Parties.

“Software” means all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

“Spinoff” means the transaction in which CTM will be separated from IDT and become a separately-traded public company.

“Stock Split” is defined in the recitals to this Agreement.

“Tax(es)” means all taxes, charges, duties, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, ad valorem, profits, windfall profits, use, license, payroll, franchise, value-added, production, severance, withholding, payroll, employment, social security, and other taxes, however denominated, imposed by any Governmental Entity, whether disputed or not, and includes any estimated taxes, interest, penalties or additions to tax that are payable or may become payable in respect thereof.

“Tax Separation Agreement” means the Tax Separation Agreement, dated as of the date hereof, entered into by and between IDT and CTM, substantially in the form of Exhibit B hereto.

“Third Party Claim” means a claim or demand made against an IDT Indemnitee or a CTM Indemnitee by any Person who is not a Party or an Affiliate of a Party as to which such IDT Indemnitee or CTM Indemnitee, as applicable, is or may be entitled to indemnification pursuant to this Agreement.

“Third Party CTM Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to IDT, CTM, or any of their respective Affiliates that cover risks that relate to the CTM Business.

“Third Party Proceeds” is defined in Section 6.05(a).

“Trademarks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.

“Transferred Subsidiaries” is defined in the recitals to this Agreement.

“Transferring Party” is defined in Section 11.05(a).

“WMET” means the WMET-AM radio station in the Washington, D.C. metropolitan area.

ARTICLE II

REORGANIZATION

Section 2.01. Reorganization. On or prior to the Distribution Date and effective as of the Effective Time, IDT shall transfer and assign to CTM all of the outstanding stock of the Transferred Subsidiaries then held by IDT.

Section 2.02. Limitation of Liability.

(a)           Except as provided in Section 9.01 or as set forth in subsection (b) below, (i) neither Party nor any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or therewith in order to consummate the transactions contemplated hereby or thereby), and (ii) each Party hereby terminates,  and shall cause all members in its Group to terminate, any and all agreements, arrangements, course of dealings or understandings between it or any members in its Group and the other Party, or any members of its Group, effective as of the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such agreement, arrangement, course of dealing or understanding is set forth in any Ancillary Agreement or on Schedule 2.02(b). Any Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or on Schedule 2.02(b), is hereby irrevocably cancelled, released and waived effective as of the Effective Time. All such terminated agreements, arrangements, courses of dealing and understandings (including any provision thereof which purports to survive termination) shall no longer be of any further force or effect after the Effective Time.

(b)           The provisions of Section 2.02(a) shall not apply to any of the following agreements, arrangements, course of dealings or understandings (or to any of the provisions thereof), other than those agreements, arrangements, course of dealings or understandings set forth on Schedule 2.02(b):

(i)           any agreement or arrangement to which any Person other than the Parties and their respective Affiliates is a Party; and

(ii)           any agreements, arrangements, commitments or understandings to which any non-wholly-owned subsidiary or non-wholly-owned Affiliate of IDT or CTM is a Party.

ARTICLE III

THE DISTRIBUTION

Section 3.01. Cooperation Prior to the Distribution.

(a)           IDT and CTM shall prepare, and IDT shall mail to the holders of IDT Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning CTM, the Distribution and any other appropriate matters. IDT and CTM shall also prepare, and CTM shall file with the Commission, the Form 10, which shall include the Information Statement. IDT and CTM shall use commercially reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

(b)           IDT shall, as the sole stockholder of CTM, approve and adopt the CTM employee benefit plans listed on Schedule 3.01(c).

Section 3.02. Conditions Precedent to the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied (or waived, other than clause (iii) which shall not be waivable):

(i)           the Commission has declared the Form 10 effective under the Exchange Act and no stop order relating to the Form 10 is in effect;

(ii)           no action, proceeding or investigation shall have been instituted or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the Spinoff, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect restraining the consummation of the Spinoff;

(iii)           the receipt by IDT of the opinion by Stern & Kilcullen, LLC as to the satisfaction of certain required qualifying conditions for the application of Section 355 of the Code to the Spinoff; and

(iv)           the IDT Board of Directors shall not have determined to abandon or modify the Spinoff.

Section 3.03. The Distribution. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, IDT shall (a) effect a stock split of the outstanding shares of CTM Common Stock so that the number and class of such shares that are outstanding shall equal the amount necessary to effect the distribution described in this Section 3.03, and (b) deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of CTM Common Stock held by the IDT Group, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of IDT Common Stock on the Record Date (i) one (1) share of CTM Class A common stock for every three (3) shares of IDT common stock, (ii) one (1) share of CTM Class B common stock for every three (3) shares of IDT Class B common stock, and (iii) one (1) share of CTM Class C common stock for every three (3) shares of IDT Class A common stock, each outstanding as of the Record Date, by crediting the holder’s brokerage account. CTM agrees to provide all certificates for shares of CTM Common Stock that the Distribution Agent shall require in order to effect the Distribution, including physical certificated for shares of Class C common stock of CTM and for those holders of Class A common stock and Class B common stock of CTM who request physical certificates.

ARTICLE IV

COVENANTS

Section 4.01. Bank Accounts.

(a)           The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing each bank and brokerage account owned by CTM or any other member of the CTM Group (the “CTM Accounts”), including all CTM Accounts listed or described on Schedule 4.01(a), so that such CTM Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by IDT or any other member of the IDT Group (the “IDT Accounts”) are de-linked from the IDT Accounts. From and after the Effective Time, no current or former employee of any member of the IDT Group shall have any authority to access, control or sign in connection with any CTM Account other than those who will be authorized CTM employees.

(b)           The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing the IDT Accounts so that such IDT Accounts, if currently linked to a CTM Account, are de-linked from the CTM Accounts. From and after the Effective Time, no current or former employee of any member of the CTM Group shall have any authority to access, control or sign in connection with any IDT Account other than those who will be authorized IDT employees.

(c)           With respect to any outstanding checks issued by IDT, CTM, or any of their respective subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the entity or Group owning the account on which the check is drawn.

(d)           As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 4.02. Insurance.

(a)           Following the cessation of any member of the CTM Group’s coverage under a Third Party CTM Policy, if (i) an occurrence for which coverage is available under any such Third Party CTM Policy happens prior to the Effective Time and (ii) a claim arising therefrom has been or is eventually asserted against CTM or any other member of the CTM Group (including any officer, director, employee or agent thereof), so long as such claim is reported by CTM to the carrier (with a copy to IDT), in accordance with the reporting provision of the applicable policy, then IDT will, or will cause the members of the IDT Group that are insured thereunder to, (A) continue to provide CTM and any other member of the CTM Group with access to and coverage under the applicable Third Party CTM Policies and (B) reasonably cooperate with CTM and take commercially reasonable actions as may be necessary or advisable to assist CTM in submitting such claims under the applicable Third Party CTM Policies, provided that CTM shall be responsible for its portion of any deductibles or self-insured retentions or co-payments legally due and owing relating to such claims. For the avoidance of doubt, if an occurrence for which coverage is available under any such Third Party CTM Policy happens after the Effective Time (and is not attributable and related to an occurrence which occurred prior to the Effective Time), or a claim arising from an occurrence prior to the Effective Time is not reported by CTM to IDT on or before the date when such occurrence must be reported to the carrier under the applicable Third Party CTM Policy, then, other than as provided herein, no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to CTM under such Third Party CTM Policies.

(b)           With respect to all Third Party CTM Policies, CTM agrees and covenants (on behalf of itself and each other member of the CTM Group, and each other Affiliate of CTM) (i) not to make any claim or assert any rights against IDT and any other member of the IDT Group, or the unaffiliated third-party insurers of such Third Party CTM Policies, except as expressly provided under this Section 4.02, and (ii) to otherwise reasonably cooperate with IDT and take commercially reasonable actions as may be necessary or advisable to assist IDT in fulfilling its obligations under the applicable Third Party CTM Policies as set forth in this Section 4.02.

Section 4.03. No Hire; No Solicit.

(a)           Subject to subsection (b) below, none of IDT or CTM or any member of their respective Groups will from the Effective Time through and including the 18-month anniversary of the Effective Time, without the prior written consent of the other Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, (i) solicit, aid, induce or encourage any individual who is an employee of a member of the other Party’s Group to leave his or her employment, or (ii) hire any individual who, at the time of solicitation, is an employee of a member of the other Party’s Group.

(b)           Nothing in this Section 4.03 shall be deemed to prohibit any solicitation of any employee or employment of any employee of one Party or its Group who (i) responded to a solicitation directed at the public in general through advertisement or similar means not targeted specifically at such employee, the Party or member of the Party’s Group employing such employee, (ii) was referred to such Party’s Human Resources department by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed by such Party, a member of such Party’s Group or their representatives to solicit the employee, or (iii) was terminated by the other Party or a member of the other Party’s Group prior to such solicitation.

Section 4.04. Legal Names and Signage.

(a)           Except as otherwise specifically provided in any Ancillary Agreement or in paragraph (d) below, each Party shall exercise commercially reasonable efforts to cease (and cause all of the other members of its Group to cease), as soon as reasonably practicable after the Distribution Date, but in any event within six (6) months thereafter: (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s subsidiaries or Affiliates (including, in the case of CTM, “IDT Corporation” or any other name or Trademark containing the word “IDT”) and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s subsidiaries or Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s subsidiaries or Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) stating in any advertising or any other communication that it is formerly an IDT affiliate, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark or (3) as may be required in any regulatory filing or submission or as may otherwise be required by law.

In furtherance of the foregoing, other than with respect to the License, as soon as practicable, but in no event later than six (6) months following the Effective Time, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its subsidiaries’ and Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by any Party or any of such Party’s Subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 4.04 is subject to their compliance with all quality control and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

(b)           Other than with respect to the License, notwithstanding the foregoing requirements of Section 4.04(a), if any Party or any member of such Party’s Group exercised good faith efforts to comply with Section 4.04(a) but is unable, due to regulatory or other circumstance beyond its reasonable control, to effect a legal name change or other change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within nine (9) months after the Effective Time, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “IDT” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c)           Notwithstanding the foregoing requirements of Section 4.04(a), CTM shall not be required to change any name including the word “IDT” in any third-party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) CTM on a prospective basis from and after the Effective Time shall change the name in any new or amended third-party contract or license or property record and (ii) CTM shall not advertise or make public any continued use of the “IDT” name permitted by this Section 4.04(c).

(d)	License.

(i)           IDT hereby grants to CTM the limited, revocable, non-exclusive, non-transferable and non-sublicensable (except to a wholly-owned subsidiary of CTM), worldwide, royalty-free right and license (the “License”) to use the “IDT” trademark in text form (with U.S. trademark registration number 2118811) and in logo form (with U.S. trademark registration number 2075108 as set forth on Exhibit C attached hereto) (collectively, the “Mark”) during the term specified in clause (iii) below and exclusively in conjunction with the names “IDT Local Media” and “IDT Local Pull”. Any use by CTM of the Mark not expressly provided for in this Agreement is prohibited without the prior written consent of IDT, and all such uses are reserved to IDT.

(ii)           Whenever CTM uses the Mark, CTM shall attribute such Mark by using the “®” symbol. Such symbol shall be used immediately following the Mark in all prominent uses of the Mark, including the first use in body copy or text of, for example, marketing material, and press releases. In addition, CTM shall use, at the bottom of text that appears on any marketing materials, the following trademark legend: “IDT is the registered trademark of IDT Corporation in the United States and other countries, and is used under license.”

(iii)           Term. The License shall commence on the Effective Time and, unless terminated as hereinafter provided, shall continue for six (6) months, following which CTM shall have an option to renew the License for an additional (six) months; provided that CTM must provide IDT with notice of such renewal within ten (10) days following such initial six (6) period or such renewal right shall be forfeited by CTM. Following such second six (6) month period, the License may be renewed only by mutual agreement of IDT and CTM.

(iv)           Trademark Usage.

(A)           In using the Mark, CTM shall not (i) do anything that might reasonably be expected to harm the reputation or goodwill of IDT or the Mark; (ii) take any action inconsistent with IDT’s ownership of the Mark; (iii) challenge IDT’s rights or interests in the Mark, or attempt to register the Mark or any mark or logo substantially similar thereto; or (iv) incorporate the Mark, except as otherwise expressly permitted herein, in any of CTM’s trademarks, service marks, logos, trade names, internet addresses, domain names or any other designations of origin. All goodwill that derives from CTM’s use of the Mark inures solely to IDT’s benefit.

(B)           If at any time CTM acquires, other than the License granted hereunder, any rights in, or trademark registrations or applications for, the Mark or similar trademarks, by operation of law or otherwise, CTM (at its own cost) shall immediately assign such rights, registrations or applications to IDT, along with any and all associated goodwill.

(C)           CTM agrees to cooperate with IDT and take, at IDT’s expense, reasonable actions required to vest and secure in IDT the ownership rights and appurtenant interests as provided in this paragraph (d), and shall assist IDT to the extent necessary to protect and maintain the Mark worldwide, including, but not limited to, (i) giving prompt notice to IDT of any actual or potential infringement of the Mark known to it, and (ii) cooperating with IDT in the preparation, execution or recording of any documents necessary to register or otherwise protect the Mark, including, but not limited to, recording this Agreement with the appropriate authorities of any country.

(D)           In its sole discretion, IDT may commence, prosecute or defend any action or claim concerning the Mark, in the name of IDT or CTM, or join CTM as a party thereto at (unless the action involves misconduct by CTM) the cost of IDT. IDT shall give CTM reasonable prior notice of any such action. IDT shall have the right to control any such litigation, and CTM shall reasonably cooperate with IDT in any such litigation at (unless the action involves misconduct by CTM) IDT’s cost. CTM shall not commence any action regarding the Mark (except the defense of any suit or threatened action, if IDT fails to so defend such action within a reasonable time of its becoming aware thereof) without IDT’s prior written consent, which IDT may withhold in its sole discretion.

(iv)           Quality Standards. CTM shall furnish to IDT prior to any use that was not earlier approved, for the approval of IDT’s legal department, copies of any such uses of the Mark, including copies of formats of all advertising and promotional material on which the Mark appears and products on which the Mark will appear (the “Materials”); provided, that in the event IDT does not respond to CTM’s request for approval within seven (7) days after such request, such approval shall be deemed to have been granted by IDT. IDT shall have the right to approve or disapprove any or all Materials and IDT’s approval shall not be unreasonably withheld or delayed. CTM’s use of the Mark shall at all times be in compliance with IDT’s trademark guidelines as in effect from time to time if and as any updates thereto hereafter have previously been provided to CTM.

(v)           No Liability. Except as otherwise provided herein, in no event shall IDT be liable for any damages, whether direct, indirect, incidental, special, consequential or punitive (including, without limitation loss of profits, revenue, business, data or other economic advantage), regardless of the theory of liability, arising from or relating to CTM’s use of the Mark, or termination of the License (with respect to a termination by IDT, in accordance with its terms), even if IDT has been advised of the possibility of such damages.

(vi)           Termination.

(a)           IDT shall have the right to terminate the License (i) effective immediately upon CTM’s receipt of written notice if CTM sells or otherwise disposes of substantially all of its business or assets to an unaffiliated third party or parties, or if control or ownership of CTM is in any manner transferred to an unaffiliated third party or parties, or (ii) if CTM defaults in the performance or observance of any of the material terms or conditions of this Agreement or any Ancillary Agreement and such default is not remedied within fifteen (15) calendar days after receipt of written notice specifying the nature of the default.

(b)           Either Party shall have the right to terminate the License by written notice to the party affected by such occurrence, if any of the following events occur: (1) insolvency or the making by a Party of an assignment for the benefit of creditors; (2) the filing by or against a Party of, or the entry of an order for relief against a Party in, any voluntary or good faith involuntary proceeding under any bankruptcy, insolvency, reorganization, or receivership law, or an admission seeking relief as therein allowed, which filing or order shall not have been vacated within sixty (60) calendar days from the entry thereof; (3) the appointment of a receiver for all or a substantial portion of such party’s property and such appointment shall not be discharged or vacated within sixty (60) calendar days of the date thereof; or (4) the assumption of custody, attachment, or sequestration by a court of competent jurisdiction of all or a significant portion of such party’s property. No assignee for the benefit of creditors, receiver, liquidator, trustee in bankruptcy, sheriff, or any other officer of the court or official charged with taking over custody of the assets or business of a Party shall have any right to continue performance of the License, and the License may not be assigned by operation of law.

(c)           CTM shall have the right to terminate this Agreement by written notice to IDT at any time and without cause and without liability of any kind whatsoever, except for its indemnification obligations hereunder.

(d)           The exercise of any right of termination under this clause (vii) shall not affect any rights which have accrued prior to termination, and shall be without prejudice to any other legal or equitable remedies to which the terminating party may be entitled by reason of such rights.

(vii)           Effects of and Procedure on Termination.  Upon the termination of the License, all rights of CTM under the License shall terminate and automatically revert to IDT, and CTM shall immediately discontinue the use of the Mark and thereafter shall no longer use or have the right to use the Mark or any variation or simulation thereof, or any word or mark similar thereto, or to (directly or indirectly) develop, create, market, distribute, sell, license or sublicense, or advertise any products using the Mark. CTM acknowledges that CTM’s failure to cease the use of the Mark upon termination of the License, as required herein, may result in immediate and irreparable damage to IDT. CTM acknowledges and admits that there may not be adequate remedy at law for such failure, and agrees that in the event of such failure, IDT shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

Section 4.05. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a)           Each Party agrees to the following:

(i)           Annual Financial Statements. For the period ending one hundred and twenty (120) days following the Effective Time and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the years ended July 31, 2009, 2008 and 2007, each Party shall provide to the other Party on a timely basis all information reasonably required (A) to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements, (B) to the extent applicable to such Party, for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with all applicable provisions of Regulation S-K, including, without limitation, Items 307 and 308 of Regulation S-K, and (C) to the extent applicable to such Party, for its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors with respect to information to be included or contained in the other Party’s annual financial statements and to permit the other Party’s auditors and management to complete the Internal Control Audit and Management Assessments.

(ii)           Access to Personnel and Records. With respect to the fiscal year 2009, and any future fiscal year of each of IDT and CTM, each Party (the “Audited Party”) shall authorize its auditors, and use commercially reasonable efforts to cause its auditors, to make available to the other Party’s auditors (the “Other Party’s Auditors”), at the sole cost and expense of the other Party, both the personnel who performed or are performing the annual audits of the Audited Party and work papers related to the annual audits of the Audited Party, in all cases within a reasonable time prior to such Other Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for, or otherwise to review to the extent deemed required, the work of the Audited Party’s auditors as it relates to the Other Party’s Auditors’ report on or review of such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual or interim financial statements.  In such an event, the Audited Party shall make available to the Other Party’s Auditors and management its personnel and Records, at the sole cost and expense of the other Party, in a reasonable time prior to the Other Party’s Auditors’ opinion or review date and the other Party’s management’s assessment date so that the Other Party’s Auditors and the other Party’s management are able to prepare its annual or interim financial statements or to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments.

(b)           In the event a Party (the first party) restates any of its financial statements that include its audited or unaudited financial statements with respect to any balance sheet date or period of operation between August 1, 2006 and July 31, 2009, the first party will deliver to the other Party (the second party) a substantially final draft, as soon as the same is prepared, of any report to be filed by the  first party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that the first party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the second party as soon as reasonably practicable; provided, further, however, that the first party’s financial personnel will actively consult with the second party’s financial personnel regarding any changes which the first party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the second party’s financial statements or related disclosures.  Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

(c)           If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(d)           Nothing in this Section 4.05 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 4.05 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 4.06. No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.  Except as expressly provided herein or in any of the Ancillary Agreements, it is the explicit intent of each of the Parties that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of the other Party or any member of its Group to engage in any business or other activity that competes with the business of such Party or any member of its Group, or (ii) the ability of the other Party or any member of its Group to engage in any specific line of business or engage in any business activity in any specific geographic area.

Section 4.07. Right of Offset.

(a)           To the extent IDT or any other member of the IDT Group has the right to receive any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement or under any other arrangement between any member of the IDT Group and CTM or any other member of the CTM Group, then following notice of such proposed offset IDT may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due to CTM or any other member of the CTM Group from IDT or any other member of the IDT Group hereunder or thereunder.

(b)           To the extent CTM or any other member of the CTM Group has the right to receive any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement or under any other arrangement between any member of the CTM Group and IDT or any other member of the IDT Group, then following notice of such proposed offset CTM may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due to IDT or any other member of the IDT Group from CTM or any other member of the CTM Group hereunder or thereunder.

ARTICLE V

LITIGATION MATTERS

Section 5.01. Litigation cooperation.

(a)           Each of IDT and CTM agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third-party with respect to which a Party (or any member of such Party’s Group) is a named defendant but such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause such named but not liable defendant to be removed from such Action and such defendant shall not be required to make any payments or contribution in connection therewith.

(b)           IDT and CTM shall each use commercially reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents, and the officers, directors, employees and agents of any member of its Group, as witnesses to the extent that such individuals may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party or a member of its Group may be involved.  The requesting Party shall bear all out-of-pocket expenses in connection therewith.  On and after the Effective Time, in connection with any matter contemplated by this Section 5.01(b), the Parties will maintain any attorney-client privilege or work product immunity of any member of any Group as required by this Agreement or any Ancillary Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.01. CTM Indemnification of the IDT Group.

On and after the Distribution Date, CTM shall indemnify, defend and hold harmless each member of the IDT Group, and each of their respective directors, officers, employees and agents (the “IDT Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the IDT Indemnitees and arising out of, or due to, (a) the failure of CTM or any member of the CTM Group to pay, perform or otherwise discharge, any of the CTM Liabilities, and (b) any breach by CTM or any member of the CTM Group of this Agreement.

Section 6.02. IDT Indemnification of CTM Group.

On and after the Distribution Date, IDT shall indemnify, defend and hold harmless each member of the CTM Group and each of their respective directors, officers, employees and agents (the “CTM Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the CTM Indemnitees and arising out of, or due to, (a) the failure of IDT or any member of the IDT Group to pay, perform or otherwise discharge, any of the IDT Liabilities, and (b) any breach by IDT or any member of the IDT Group of this Agreement.

Section 6.03. Contribution.

In circumstances in which the indemnity agreements provided for in Sections 6.01 and 6.02 are unavailable or insufficient, for any reason, to hold harmless an Indemnified Party in respect of any Indemnifiable Losses arising thereunder, each Indemnifying Party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses, in proportion to the relative fault of the Indemnifying Party or Parties on the one hand and the Indemnified Party or Parties on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations.  The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by CTM or IDT, the Parties’ relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

Section 6.04. Insurance and Third Party Obligations. No insurer or any other third party shall be, by virtue of the foregoing indemnification provisions, (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.

Section 6.05. Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net Tax Benefit Basis.

(a)           Any Liability subject to indemnification or contribution pursuant to this Article VI, will (i) be net of Insurance Proceeds that actually reduce the amount of the Liability, (ii) be net of any proceeds received by an Indemnified Party from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”), (iii) be reduced by any Tax benefit actually realized by the Indemnified Party (calculated on a with and without basis) arising from the incurrence or payment of any such Liability and (iv) be increased by any Tax detriment actually incurred by the Indemnified Party (calculated on a with and without basis) as a result of the receipt or accrual of the Indemnity Payment in respect of such Liability. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnified Party will be reduced by any Insurance Proceeds, Tax benefits actually realized or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability, and shall be increased by any Tax detriments actually incurred. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

If a Tax benefit or Tax detriment is actually realized or incurred after the payment of any Indemnity Payment hereunder, the Indemnified or Indemnifying Party, as the case may be, shall pay to the other the amount of any such Tax benefit or Tax detriment when actually realized or incurred. Adjustments will made if any such Tax benefits are disallowed or such Tax detriments are not ultimately incurred

(b)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VI; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 6.06. Notice and Payment of Claims.

If any IDT or CTM Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by a Party (the “Indemnifying Party”) under this Article VI (other than in connection with any Action or claim subject to Section 6.07), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within thirty (30) days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same thirty (30) day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

Section 6.07. Notice and Defense of Third Party Claims.

Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 6.07 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Within thirty (30) days after receipt of such notice, the Indemnifying Party shall, by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for, and at its option elect to assume the defense of such Third Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 6.07 setting forth the grounds therefor; provided that if the Indemnifying Party does not within the same thirty (30) day period give the Indemnified Party written notice acknowledging liability or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party’s sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party if such settlement or compromise is solely for monetary damages for which the Indemnifying Party shall be responsible for; in all other events, the Indemnifying Party may not agree to any settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under Article VI, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld or delayed.

The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party’s objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01.  General Principles.

(a)           On or before the Distribution Date, IDT shall transfer, or caused to be transferred, the CTM Group Employees to the CTM Group.

(b)           CTM Group Employee Participation in IDT Benefit Plans.  Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Effective Time (i) CTM Media and each member of the CTM Group shall cease to be a Participating Company in any IDT Benefit Plan, and (ii) each CTM Group Employee and any other CTM Group service provider (including any individual who is an independent contractor, consultant, leased employee, on-call worker, or non-payroll worker of any member of the CTM Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the CTM Group) shall cease to actively participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights as an active participant under any IDT Benefit Plan (except to the extent of obligations that accrued on or before the Effective Time, including benefits that are not otherwise addressed herein or to the extent such participation relates solely to services provided to the IDT Group by an IDT Group Employee or IDT Group service provider), and IDT and CTM shall take all necessary action to effectuate each such cessation.

Section 7.02. IDT 401(k) Plan and CTM 401(k) Plan.

(a)           Establishment of the CTM 401(k) Plan.  As soon as reasonably possible, CTM shall, or shall cause one of its Affiliates to, establish a defined contribution plan and trust for the benefit of the CTM Group Employees (the “ CTM 401(k) Plan ”), which initially shall include a provision allowing for the acceptance of rollovers and participant investment direction. CTM shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the CTM 401(k) Plan so that it is qualified under Section 401(a) of the Code and meets the requirements of Section 401(k) of the Code and that the related trust thereunder is tax-exempt under Section 501(a) of the Code. CTM (acting directly or through its Affiliates) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the CTM 401(k) Plan. IDT shall have no funding obligations with respect to the CTM 401(k) Plan.

(b)           Vesting and Distribution of CTM Group Employees’ Account Balances. As of the Effective Time, CTM Group Employees participating in the IDT 401(k) Plan shall become vested in their entire account balances under the IDT 401(k) Plan. As of the Effective Time, members of the CTM Group shall cease to be participating companies in the IDT 401(k) Plan, each CTM Group Employee shall cease to accrue any benefits under the IDT 401(k) Plan, and each CTM Group Employee shall be treated as having incurred a severance from employment under the IDT 401(k) Plan as of the Effective Time, making each CTM Group Employee eligible for a distribution under the IDT 401(k) Plan of his or her entire account balance. As soon as reasonably practicable, CTM shall permit CTM Group Employees to elect a direct rollover of cash from the IDT 401(k) Plan into the CTM 401(k) Plan.

Section 7.03. Health and Welfare Plans.  Effective no later than January 1, 2010, CTM shall adopt, for the benefit of eligible CTM Group employees, CTM Welfare Plans in form and substance substantially similar to the IDT Welfare Plans maintained as of the day immediately prior to the Distribution Date. Eligible CTM Group Employees shall be eligible to continue participating under the IDT Welfare Plans as provided under the terms of the Master Services Agreement until the earlier of (i) the effective date of the CTM Welfare Plans and (ii) December 31, 2009.

Section 7.04.  Service Recognition. CTM shall give each CTM Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any CTM Benefit Plan, respectively, for such CTM Participant’s service with any member of the IDT Group to the same extent such service was recognized by the applicable IDT Benefit Plans; provided, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

Section 7.05. Approval by IDT as Sole Stockholder. On or prior to the Distribution Date, CTM shall have adopted the CTM Stock Plan, which shall permit the issuance of equity based awards that have material terms and conditions substantially similar to those awards that may be issued under the IDT Stock Plan. The CTM Stock Plan shall be approved prior to the Distribution Date by IDT as the sole stockholder of CTM.

ARTICLE VIII

TAX MATTERS

Section 8.01. Tax Separation Agreement. All matters relating to Taxes shall be governed exclusively by the Tax Separation Agreement, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Tax Separation Agreement and this Agreement or any Ancillary Agreement, the Tax Separation Agreement shall govern to the extent of the inconsistency.

ARTICLE IX

ACCOUNTING MATTERS

Section 9.01. Intercompany Accounts.  Each Intercompany Account outstanding immediately prior to the Effective Time, in any general ledger account of IDT, CTM or any of their respective Affiliates, shall be satisfied and/or settled by the relevant members of the IDT Group and the CTM Group no later than the Effective Time by capitalization of the entire balance of the amounts payable or receivable to/from the respective entities.

ARTICLE X

INFORMATION; SEPARATION OF DATA

Section 10.01. Provision of Corporate Records. As soon as practicable following the Effective Time, IDT and CTM shall each arrange for the provision to the other of a copy of existing Records in its possession significantly relating to the other Party or its business and affairs or to any other entity that is part of such other Party’s respective Group or to the business and affairs of such other entity; provided that each Party may redact such information that it deems reasonably necessary to protect its interests prior to the delivery of a copy such Records.

Section 10.02. Access to Information. From and after the Effective Time, IDT and CTM shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to Persons possessing information) and duplicating rights, upon prior reasonable notice during normal business hours, to all Records in its possession relating to the business and affairs of the other Party or a member of its Group (other than data and information subject to an attorney/client or other privilege), including, but not limited to, the Shared Records, insofar as such access is reasonably required by the other including, without limitation, for audit, accounting, regulatory and litigation purposes; provided that each Party may redact such information that it deems reasonably necessary to protect its interests prior to granting access or duplicating rights to such other Party.

Section 10.03. Retention of Records. Except as otherwise required by law or agreed to in writing, each Party shall, and shall cause the members of its Group to, retain all information relating to the other Party’s business and affairs in accordance with the past practice of such Party. Notwithstanding the foregoing, either Party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such Party with respect to its own records. Notwithstanding anything herein to the contrary, the Parties agree that in the event of a conflict or inconsistency between the provisions of this Section 10.03 or Section 10.02 and the provisions of Section 3.6 of the Tax Separation Agreement, then the provisions of such Section 3.6 of the Tax Separation Agreement shall prevail to the extent of such conflict or inconsistency.

Section 10.04. Confidentiality.

(a)           Notwithstanding any termination of this Agreement, the Parties (the receiving party) shall hold, and shall cause each of the members of their Group to hold, and shall  cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party (the disclosing party), any and all Confidential Information of the disclosing party; provided, that the receiving party may disclose, or may permit disclosure of, Confidential Information of the disclosing party (i) to its auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for  the receiving party’s auditing and other non-commercial purposes and are informed of their obligation to, and agree to, hold such information confidential to the same extent as is applicable to the receiving party and in respect of whose failure to comply with such obligations, the receiving party  will be responsible,

(ii) if the receiving party or any member of its Group are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as reasonably necessary in order to permit the receiving party to prepare and disclose its financial statements under the applicable requirements of Law or stock exchange rule, or other disclosures required under applicable Law or stock exchange rule; provided, further, that the receiving party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the disclosing party in connection with the receiving party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (iii) above, the receiving party, to the extent not prohibited by any applicable Laws, shall promptly notify the disclosing party of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which the receiving party will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, the receiving party shall furnish only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps, at the sole cost and expense of the disclosing party, to ensure that confidential treatment is accorded such information.

(b)           Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or members of its Group and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the IDT Business or the CTM Business, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Section 10.04(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 11.05(b).

(c)           Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated businesses) and such third parties.

(d)           Upon the written request of a Party, the other Party shall promptly (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or members of its Group, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts there from). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 10.05. Privileged Matters.

(a)           The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the IDT Group and the CTM Group, and that each of the members of the IDT Group and the CTM Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b)           The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of IDT or CTM, as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i)           IDT shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the IDT Business, whether or not the privileged information is in the possession of or under the control of IDT or CTM. IDT shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting IDT Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by IDT, whether or not the privileged information is in the possession of or under the control of IDT or CTM; and

(ii)           CTM shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the CTM Business, whether or not the privileged information is in the possession of or under the control of IDT or CTM. CTM shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting CTM Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by CTM, whether or not the privileged information is in the possession of or under the control of IDT or CTM.

(c)           The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 10.05, with respect to all privileges not allocated pursuant to the terms of Section 10.05(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both IDT and CTM in respect of which both Parties retain any responsibility or Liability under this Agreement shall be subject to a shared privilege among them.

(d)           No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent. Each Party shall use its reasonable best efforts to preserve any privilege held by the other Party if that privilege is a shared privilege or has been allocated to the other Party pursuant to Section 10.05(b).

(e)           In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f)           If a dispute arises between the Parties or members of their Group regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)           Upon receipt by either Party or by any member of its Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 10.05 or otherwise to prevent the production or disclosure of such privileged information.

(h)           The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of IDT and CTM as set forth in Section 10.04 and this Section 10.05, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. Nothing provided for herein or in any Ancillary Agreement shall be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 10.06. Ownership of Information. Any Information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to Article VI, this Article X, or Article XI shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 10.07. Separation of Data. CTM acknowledges and agrees that IDT may, after the Effective Time, delete or cause to be deleted any Information which does not relate to the CTM Business which is contained in, stored in or accessible through any Software provided to CTM by IDT. The foregoing will not be deemed to be a violation of any provision of this Agreement. The provisions of Section 10.04 apply to CTM’s use of any such Information prior to its deletion.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Expenses. Except as set forth on Schedule 11.01(a) or as specifically provided in this Agreement or any Ancillary Agreement, IDT shall pay (a) all costs and expenses incurred in connection with the spin-off and the transactions contemplated by this Agreement (including, without limitation, the costs and expenses set forth on Schedule 11.01(b), transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors), (b) all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and (c) all legal, filing, accounting, printing, and other expenses in connection with the preparation, printing and filing of the Form 10 and the Information Statement.

Section 11.02. Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the Party to whom the same is directed at its address as follows:

               If to IDT, to:

IDT Corporation
550 Broad Street
Newark New Jersey 07102
Fax: 973-438-1010
Attention: Bill Pereira

               With copies to:

IDT Corporation
550 Broad Street
Newark New Jersey 07102
Fax: 973-438-1456
Attention: Legal Department

               If to CTM, to:

CTM Media Group, Inc.
11 Largo Drive South
Stamford, CT 06907
Fax: 203-724-2397
Attention: Marc E. Knoller

Either Party may, by written notice delivered to the other Party in accordance with this Section 11.02, change the address to which delivery of any notice shall thereafter be made.

Section 11.03. Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 11.04. Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire understanding of the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement with respect to the subject matter thereof, the provisions of such Ancillary Agreement shall prevail to the extent of the inconsistency.

Section 11.05. Consolidation, Merger, Etc.; Parties in Interest; Termination.

(a)           Neither Party (referred to in this Section 11.05(a) as a “Transferring Party”) shall consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its Assets to any entity, unless, in each case, the other party to such transaction expressly assumes, by a written agreement, executed and delivered to the other Party, in form reasonably satisfactory to such other Party, all of the Liabilities of the Transferring Party under this Agreement and the Ancillary Agreements and the due and punctual performance or observance of every agreement, obligation and covenant of this Agreement and Ancillary Agreements on the part of the Transferring Party to be performed or observed.

(b)           Neither of the Parties may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than members of the IDT Group and the CTM Group and the IDT Indemnitees and CTM Indemnitees under Article VI hereof.

(c)           This Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of IDT without the approval of CTM or the stockholders of IDT. In the event of such termination, neither Party shall have any liability of any kind arising from such termination to the other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article VI shall not be terminated or amended after the Distribution in respect of any IDT Indemnitee or CTM Indemnitee without the consent of such Person.

Section 11.06. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will use commercially reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as the other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrance on an Asset of the other Party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no Party shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the Party or its Group or the business thereof.

Section 11.07. Severability. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.08. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New Jersey, without regard to the conflicts of law rules of such state. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the courts of the State of New Jersey or any federal court with subject matter jurisdiction located in the District of New Jersey (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby in any court other than such courts.

Section 11.09. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

Section 11.10. Third Party Beneficiaries. Except as provided in Article VI and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 11.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to provisional or temporary injunctive relief in accordance therewith in any court of the United States, this being in addition to any other remedy or relief to which they may be entitled.

Section 11.12. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim shall be considered direct damages) arising in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 11.13. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes in its control and resume performance under this Agreement as soon as reasonably practicable.

Section 11.14. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.15. Disputes.

The Parties shall use good faith efforts to resolve any disputes arising out of this Agreement within fifteen (15) days of receipt of a Party’s written notice of a dispute. All disputes under this Agreement shall be referred to the Chief Financial Officer or his/her designee of each of IDT and CTM.  The executives shall meet as required for the purpose of resolving any pending dispute referred to them under this Agreement and shall consider the disputes in the order such disputes are brought before them.  In the event that such executives are unable to resolve a dispute within thirty (30) business days (or such longer period as the executives may mutually determine), they shall submit the matter to binding arbitration according to the rules of the American Arbitration Association for commercial disputes. The arbitration shall be conducted by one arbitrator, expert in matters relating to commercial law, mutually selected by the Parties. If the Parties fail to mutually agree upon one arbitrator within ten (10) days of submission of the dispute to arbitration, one will be appointed in accordance with the commercial rules and practices of the American Arbitration Association.  Any award, order or judgment pursuant to such arbitration shall be deemed final and binding and may be enforced in any court of competent jurisdiction. The Parties agree that the arbitrator shall only have the power and authority to make awards and issue orders as expressly permitted herein and shall not, in any event, make any award that provides for punitive damages. The schedule and rules for the arbitration proceedings shall be as set by the arbitrator and the arbitration proceedings shall be held in Newark, New Jersey. Each Party shall bear its own costs of participating in the arbitration proceedings, but shall share the costs of the arbitrator.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CTM MEDIA HOLDINGS, INC.

By:	/s/ Marc E. Knoller
	Name:	Marc E. Knoller
	Title:	CEO

IDT CORPORATION

By:	/s/ Bill Pereira
	Name:	Bill Pereira
	Title:	CFO

EXHIBIT A

[Master Services Agreement]

EXHIBIT B

[Tax Separation Agreement]

EXHIBIT C

IDT TEXT AND LOGO

Text form U.S. trademark, registration number 2118811

IDT

Logo form U.S. trademark, registration number 2075108

SCHEDULE 7.03 - IDT WELFARE PLANS

IDT Medical Plan

IDT Dental Plan

IDT Flexible Spending Accounts